EXHIBIT 99.1

BIOGENERIX AND NEOSE TECHNOLOGIES ANNOUNCE POSITIVE DATA FROM TWO PHASE I STUDIES OF
GLYCOPEG-GCSF

MANNHEIM, Germany and HORSHAM, PA, November 7, 2007 — BioGeneriX AG, a member of the ratiopharm Group of companies, and Neose Technologies, Inc. (NasdaqGM: NTEC) today announced positive data from two Phase I clinical studies of GlycoPEG-GCSF. GlycoPEG-GCSF is being co-developed by the companies for the treatment of neutropenia associated with myelosuppressive chemotherapy.

The first Phase I study evaluated a randomized, weight-based, single ascending dose of GlycoPEG-GCSF compared to Neulasta® in 53 healthy subjects. Conclusions from this trial are as follows:

•	Single doses of GlycoPEG-GCSF demonstrated potent stimulation of neutrophils and mobilization of peripheral blood progenitor cells.

•	GlycoPEG-GCSF demonstrated an approximately 30% greater absolute neutrophil count response versus Neulasta.

•	GlycoPEG-GCSF demonstrated an approximately 60% increased bioavailability versus Neulasta®.

•	Single doses of GlycoPEG-GCSF, up to 100 µg/kg, were generally well-tolerated with no serious adverse events.

•	Adverse events were comparable to those for Neulasta® and there were no discontinuations due to adverse events.

•	There were no antibodies to GlycoPEG-GCSF detected.

The second Phase I study evaluated a 6 mg dose of GlycoPEG-GCSF versus a 6 mg dose of Neulasta® in 36 healthy subjects. Conclusions from this trial are as follows:

•	GlycoPEG-GCSF demonstrated potent stimulation of neutrophils and mobilization of peripheral blood progenitor cells.

•	GlycoPEG-GCSF demonstrated an approximately 30% greater absolute neutrophil count response versus Neulasta.

•	GlycoPEG-GCSF demonstrated an approximately 60% increased bioavailability versus Neulasta®.

•	GlycoPEG-GCSF was generally well-tolerated with no serious adverse events.

•	Adverse events were comparable to Neulasta, and there were no discontinuations due to adverse events.

•	There were no antibodies to GlycoPEG-GCSF detected.

“We are excited by the data generated in these Phase I trials. We look forward to moving into Phase II in the first half of 2008,” said Dr. Karl Heinz Emmert, BioGeneriX chief scientific officer.

“We are encouraged by the emerging product profile for our GlycoPEG-GCSF candidate. We look forward to determining whether the intriguing increases in absolute neutrophil count and bioavailability seen in the Phase I studies will continue to be evident in patients receiving chemotherapy in Phase II,” said George J. Vergis, Ph.D., Neose president and chief executive officer.”

Conference Call

As previously announced, a conference call will be held this morning at 8:00 a.m. (EST) to review the Phase I data in detail. The call is expected to last approximately 30 minutes and will include prepared remarks by Neose and BioGeneriX with a subsequent question and answer period. A slide presentation of the data will be available via the webcast and can also be accessed immediately on the Neose website via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-presentations

The dial-in number for domestic callers is (800) 896-8445. The dial-in number for international callers is (785) 830-1916. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112, using the passcode 1841153. The replay number for international callers is (719) 457-0820, also using the passcode 1841153. The call will also be webcast live through the Company’s website via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About G-CSF and Neutropenia

G-CSF is prescribed to stimulate the production of neutrophils, and is approved for sale in major markets around the world for the treatment of neutropenia associated with myelosuppressive chemotherapy. Worldwide sales in the G-CSF category exceeded $4 billion in 2006. Neutropenia is a severe reduction in the number of neutrophils (mature white blood cells) in the circulating blood, commonly associated with cancer chemotherapy. Patients with neutropenia are at increased risk of developing serious infection. If not treated promptly, neutropenia can be life-threatening.

About BioGeneriX AG

BioGeneriX AG was founded in June 2000 to develop biopharmaceutical drugs with known modes of action and established drug markets. With its internal resources and a large network of strategic partners and service providers, BioGeneriX develops a high-quality biotech portfolio for marketing and distribution by its parent company and global partners. For more information, visit its website at www.biogenerix.com.

About the ratiopharm Group

ratiopharm is Europe’s leading generics producer and in its home country Germany the top selling and most commonly prescribed pharmaceutical brand. The company produces high quality medicines and sells them at low prices. By doing so, it contributes to cost containment in the healthcare sector. With over 700 medicines, available exclusively from pharmacies, it has one of the widest product ranges in the business. ratiopharm sells 472 million pack units every year, meeting the needs of virtually all areas of medicine, from allergies to circulation problems and from gastroenteritis to toothaches. Founded in 1974, ratiopharm is now bringing its business model and experience to international markets. It is already active in 24 countries. In 2006, ratiopharm generated worldwide revenues of 1.7 billion Euros, of which 800 million Euros were from sales in Germany. For more information, visit its website at www.ratiopharm.de.

About Neose Technologies, Inc.

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market, on its own and through strategic partnerships. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic kidney disease and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with 2006 aggregate sales in excess of $15 billion. For more information, please visit www.neose.com.

CONTACTS:

BioGeneriX AG

Thomas Brennecke, PhD
Head of Business Development
Phone +49 621 875 56 10

Neose Technologies, Inc.

A. Brian Davis
Sr. Vice President and Chief Financial Officer
215-315-9000

Barbara Krauter
Manager, Corporate Communications
215-315-9004

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that GlycoPEG-GCSF could fail in later clinical trials or never receive regulatory approval. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the sections of Neose’s Annual Report on Form 10-K for the year ended December 31, 2006, entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.